FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
January 25, 2016	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES RECORD EARNINGS FOR 2015

WASHINGTON TOWNSHIP, NJ, JANUARY 25, 2016 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter and year ended December 31, 2015.

Parke Bancorp reported net income available to common shareholders of $9.5 million, or $1.56 per common share and $1.34 per diluted common share, for the year ended December 31, 2015. This compares to $9.3 million, or $1.55 per common and $1.32 per diluted share, for the year ended December 31, 2014, an increase in net income of 2.4%.

For the quarter ended December 31, 2015, net income available to common shareholders was $2.9 million, or $0.48 per common share and $0.40 per diluted common share, compared to net income of $1.9 million, or $0.32 per common and $0.28 per diluted common share for the quarter ended December 31, 2014, an increase in quarterly net income of 54.6%.

The following is a recap of significant items that impacted the fourth quarter of 2015 compared to the same quarter last year: a $665,000 increase in net interest income, primarily attributable to higher loan volumes; a $1.0 million decrease in the provision for loan losses, due to improving credit trends;; and a $766,000 decrease in noninterest expense primarily attributable to lower Other Real Estate Owned (“OREO”) expenses, partially offset by an increase in the loss on sale of OREO of $301,000.

At December 31, 2015, Parke Bancorp's total assets increased to $885.1 million from $821.7 million at December 31, 2014, an increase of $63.4 million, or 7.7%, primarily due to an increase in loans.

Parke Bancorp's total investment securities portfolio increased to $44.7 million at December 31, 2015 from $30.3 million at December 31, 2014, an increase of $14.4 million or 47.4%. During the first quarter of 2015, the Company purchased $20.7 million of mortgage-backed securities to bolster on-balance sheet liquidity to fund future growth. The purchase was funded with borrowings from the FHLB.

Parke Bancorp's total loans increased to $758.5 million at December 31, 2015 from $713.1 million at December 31, 2014, an increase of $45.4 million or 6.4%.

At December 31, 2015, Parke Bancorp had $13.6 million in nonperforming loans representing 1.8% of total loans, a decrease of $13.3 million or 49.6% from $26.9 million at December 31, 2014. OREO at December 31, 2015 was $16.6 million, compared to $20.9 million at December 31, 2014 a decrease of 20.6%. OREO consisted of 16 properties, the largest being a condominium development in Absecon, NJ, recorded at $6.4 million. Nonperforming assets (consisting of nonperforming loans and OREO) represented 3.4% of total assets at December 31, 2015 as compared to 5.8% of total assets at December 31, 2014. Loans past due 30 to 89 days were $1.2 million at December 31, 2015, a decrease of $40,000 from the previous quarter end and a decrease of $1.7 million from December 31, 2014.

At December 31, 2015, Parke Bancorp's allowance for loan losses was $16.1 million, as compared to $18.0 million at December 31, 2014. The ratio of allowance for loan losses to total loans was 2.1% at December 31, 2015 compared to 2.5% at December 31, 2014. The decrease is due to the charge-off of previously-established specific reserves and the continuing improvements in the credit quality of the loan portfolio. The ratio of allowance for loan losses to non-performing loans improved to 119.0% at December 31, 2015, compared to 67.1%, at December 31, 2014.

BOLI increased to $23.8 million at December 31, 2015, from $11.5 million at December 31, 2014, an increase of $12.3 million or 107.8%. The Company increased its position by $12.0 million in the fourth quarter in order to offset the rising cost of employee benefits.

At December 31, 2015, Parke Bancorp's total deposits were $665.2 million, up from $647.9 million at December 31, 2014, an increase of $17.3 million or 2.7%.

Parke Bancorp's total borrowings increased to $98.1 million at December 31, 2015 from $62.8 million at December 31, 2014, an increase of $35.3 million or 56.2% due to the additional borrowings used to fund the mortgage-backed securities purchases described above.

Total shareholders’ equity increased to $112.0 million at December 31, 2015 from $102.9 million at December 31, 2014, an increase of $9.1 million or 8.9%.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“2015 was a very challenging year in the banking industry. Net interest margins continued to compress, regulatory costs continued to escalate and online lending competition increased dramatically. Parke Bank faced these challenges and we are happy to report our third consecutive year of record earnings. Our core earnings continued to grow as our troubled assets continued to decline. We worked to attain a substantial improvement in our nonperforming loans, reducing them by 50% from December 31, 2014, to $13.6 million. Our OREO decreased year to year over 20% to $16.6 million. Our continued strong earnings combined with our strong capital base have supported our ability to expand our footprint in the Philadelphia area, with a new branch opening planned in Center City Philadelphia and a new state of the art branch that we will be opening soon in Collingswood, NJ. We also enhanced our shareholder value by increasing our cash dividend 17% in 2015. Although there will be many more challenges in 2016, including a volatile world economy, Parke Bank is well positioned to continue taking advantage of opportunities in the market and to grow our bank.”

Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors including but not limited to: our ability to continue to generate strong net earnings; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to prudently expand our operations in our market; and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	December 31, 2015	December 31, 2014	% Change
	(in thousands)
Total Assets	$885,124	$821,706	7.7%
Cash and cash equivalents	27,429	36,238	-24.3%
Investment securities	44,748	30,349	47.4%
Loans, net of unearned income	758,501	713,061	6.4%
Deposits	665,210	647,933	2.7%
Borrowings	98,053	62,755	56.2%
Total shareholders’ equity	112,040	102,905	8.9%

Operating Ratios

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Return on average assets	1.48%	1.08%	1.25%	1.30%
Return on average common equity	12.80%	9.16%	10.82%	11.74%
Interest rate spread	4.03%	3.99%	4.02%	4.43%
Net interest margin	4.16%	4.10%	4.14%	4.53%
Efficiency ratio	40.56%	51.06%	43.57%	47.06%

Asset Quality Data
	December 31, 2015	December 31, 2014
	(in thousands)
Allowance for loan losses	$16,136	$18,043
Allowance for loan losses to total loans	2.13%	2.53%
Non-accrual loans	$13,559	$26,892
OREO	$16,629	$20,931

Statements of Income Data
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(in thousands)
Interest and dividend income	$10,159	$9,373	$39,410	$38,132
Interest expense	1,493	1,372	5,812	5,579
Net interest income	8,666	8,001	33,598	32,553
Provision for loan losses	—	1,000	3,040	3,250
Net interest income after provision for loan losses	8,666	7,001	30,558	29,303
Non-interest income	920	1,116	5,080	7,631
Non-interest expense	3,889	4,655	16,852	18,911
Income before income taxes	5,697	3,462	18,786	18,023
Provision for income taxes	2,204	1,136	6,843	5,711
Net income attributable to Company and noncontrolling interests	3,493	2,326	11,943	12,312
Net income attributable to noncontrolling interests	(247)	(120)	(1,246)	(1,839)
Net income attributable to Company	3,246	2,206	10,697	10,473
Preferred stock dividend and discount	300	300	1,200	1,200
Net income available to common shareholders	2,946	1,906	9,497	9,273

Basic income per common share	0.48	0.32	1.56	1.55
Diluted income per common share	0.40	0.28	1.34	1.32

Weighted shares - basic	6,182,266	5,992,397	6,091,562	5,991,226
Weighted shares - diluted	8,064,667	7,924,384	7,973,588	7,924,859